EX-99.j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group Equity Funds IV of our report dated November 27, 2024, relating to the financial statements and financial highlights of Delaware Growth and Income Fund and Delaware Opportunity Fund (effective December 1, 2025, renamed Nomura Growth and Income Fund and Nomura Opportunity Fund, respectively), which appears in Delaware Group Equity Funds IV’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2024.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 28, 2026